EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-40560 of The Midland Company on Form S-8 of our report dated June 26, 2007, relating to the financial statements and supplemental schedule appearing in this Annual Report on Form 11-K of The Midland-Guardian Company Salaried Employees’ 401(k) Savings Plan for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP
Cincinnati, Ohio

June 26, 2007